Proposed Financial Statement Disclosure for All Open-end
Funds and Other Closed-end Funds
As previously disclosed, on September 16, 2005 the staff of the Securities and Exchange Commission informed Smith
Barney Fund Management LLC ("SBFM") and Salomon Brothers
Asset Management ('SBAM'), that the staff was considering recommending administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). On
September 27, 2007, SBFM and SBAM, without admitting or denying any findings therein, consented to the entry of an order by the Securities and Exchange Commission relating to the disclosure by certain other funds that are closed-end funds of the sources of distributions paid by the funds between 2001 and 2004. Each of SBFM and SBAM agreed to pay a fine of $450,000, for which it was indemnified by Citigroup, Inc., its former parent. It is not expected that this matter will adversely impact the Fund or its current investment adviser.